Exhibit 21

SUBSIDIARIES OF CONTINENTAL RESOURCES, INC.

Banner Pipeline Company, L.L.C., an Oklahoma limited liability company

20 Broadway Associates LLC, an Oklahoma limited liability company

CLR Asset Holdings, LLC, an Oklahoma limited liability company